As filed with the Securities and Exchange Commission on October 15, 2012	Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1ST CONSTITUTION BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	22-3665653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 Route 130
P.O. Box 634
Cranbury, New Jersey 08512
(Address, including zip code of registrant’s principal executive offices)

1ST CONSTITUTION BANK 401(K) RETIREMENT SAVINGS PLAN
(Full title of the Plan)

Mr. Robert F. Mangano
President and Chief Executive Officer
1st Constitution Bancorp
2650 Route 130
Cranbury, New Jersey 08512
(609) 655-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
With a Copy to:
Frank E. Lawatsch, Jr., Esq.
Day PitneyLLP
7 Times Square
New York, New York 10036
(212) 297-5830

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum Offering price per share (3)	Proposed maximum Aggregate offering Price (3)	Amount of Registration fee
Common Stock, no par value per share	300,000 shares	$9.03	$2,709,000	$369.51
__________________________

(1)           Includes, with respect to each share of common stock, rights, pursuant to the Registrant’s Rights Agreement, dated as of March 18, 2004, between the Registrant and Registrar and Transfer Company, as Rights Agent.  Until a triggering event thereunder, the rights trade with, and cannot be separated from, the common stock.

(2)           Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may be issuable under the 1st Constitution Bank 401(k) Retirement Savings Plan (the “Plan”) by reason of any stock dividend, stock split or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)           Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based upon the average of the high and low sales price per share of the Registrant’s common stock as reported on the Nasdaq Global Market on October 10, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by 1st Constitution Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 23, 2012.
2.	the Annual Report on Form 11-K for the fiscal year ended December 31, 2011, filed with the SEC on October 15, 2012 and relating to the Plan.
3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 15, 2012.

The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on August 14, 2012.
4.	The Company’s Current Reports on Form 8-K filed with the SEC on May 25, 2012, August 17, 2012, August 24, 2012, September 6, 2012, and October 10, 2012.
5.
The description of the Company’s common stock, no par value per share, set forth in Amendment No. 2 to the Registration Statement on Form 10-SB filed by the Company with the Commission on September 7, 2001, and the description of securities contained in the Registration Statement on Form 8-A12G filed by the Company with the Commission on March 18, 2004, each pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP counsel to the Company. Attorneys in the law firm of Day Pitney LLP beneficially own an aggregate of 17,131 shares of Company common stock as of October 5, 2012.

ITEM 6.	Indemnification of Directors and Officers.

Limitation of Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act.

Indemnification of Directors, Officers, Employees and Agents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company (including service as a fiduciary with respect to any employee benefit plan) against expenses, judgments, fines, penalties and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions) actually and reasonably incurred by such person in connection with such action, suit or proceeding or any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against its expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe its conduct was unlawful. For purposes of the New Jersey Business Corporation Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and a person serving as a “corporate agent” for any other enterprise at the request of the corporation.

With respect to any derivative action, the Company is empowered to indemnify a corporate agent against its expenses (but not its liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses if it is ultimately determined that the agent is not entitled to indemnification.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7..	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company (conformed copy) (incorporated by reference to Exhibit 3(i)(A) to the Company’s Form 10-K filed with the SEC on March 27, 2009)
4.2
Certificate of Amendment to the Certificate of Incorporation increasing the number of shares designated as Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on December 23, 2008)

4.3
Certificate of Amendment to the Certificate of Incorporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on December 23, 2008)

4.4	Bylaws of the Company (conformed copy) (incorporated by reference to Exhibit 3(ii)(A) to the Company’s Form 8-K filed with the SEC on October 22, 2007)
4.5	Specimen Share of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-KSB (SEC File No. 000-32891) filed with the SEC on March 22, 2002)
4.6	Specimen Share of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-KSB (SEC File No. 000-32891) filed with the SEC on March 22, 2002)
4.7
Rights Agreement, dated as of March 18, 2004, between 1st Constitution Bancorp and Registrar and Transfer Company, as Rights Agent, (incorporated by reference to Exhibit 4.5 to the Company’s Form 8-A12G (SEC File No. 000-32891) filed with the SEC on March 18, 2004)

4.8	1st Constitution Bank 401(k) Retirement Savings Plan - Adoption Agreement
4.9	1st Constitution Bank 401(k) Retirement Savings Plan - Basic Plan Document
5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of ParenteBeard LLC

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers (included on signature page hereto)

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the Plan, the Company hereby undertakes that it has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

ITEM 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

(3)       To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cranbury, State of New Jersey, on the 15th day of October, 2012.

1ST CONSTITUTION BANCORP

Date: October 15, 2012	By:	/s/ ROBERT F. MANGANO
Robert F. Mangano
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert F. Mangano and Joseph M. Reardon, or either of them, as their attorney-in-fact, with power of substitution, to execute for and on behalf of the undersigned this Registration Statement on Form S-8 and any and all amendments (whether pre- or post-effective) or supplements to this Registration Statement and all related documents and instruments, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to this attorney-in-fact, or his substitute or substitutes, full power and authority to take such action as he deems advisable or necessary to carry out the intent of this Power of Attorney and hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated effective as of October 15, 2012.

Signature	Capacity
/s/ ROBERT F. MANGANO	President, Chief Executive Officer and Director
Robert F. Mangano	(Principal Executive Officer)
/s/ CHARLES S. CROW, III	Chairman of the Board
Charles S. Crow, III
/s/ JOHN P. COSTAS	Director
John P. Costas
/s/ DAVID C. REED	Director
David C. Reed
/s/ WILLIAM M. RUE	Director and Corporate Secretary
William M. Rue
/s/ FRANK E. WALSH, III	Director
Frank E. Walsh, III
/s/ JOSEPH M. REARDON	Senior Vice President and Treasurer
Joseph M. Reardon	(Principal Accounting and Financial Officer)

 Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cranbury, State of New Jersey, on the 15th day of October, 2012.

1ST CONSTITUTION BANK 401(K) RETIREMENT SAVINGS PLAN

Date: October 15, 2012	By:	/s/ Dorine M. Nicol
Dorine M. Nicol Vice President/Human Resources Director

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (conformed copy) (incorporated by reference to Exhibit 3(i)(A) to the Company’s Form 10-K filed with the SEC on March 27, 2009)
4.2
Certificate of Amendment to the Certificate of Incorporation increasing the number of shares designated as Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on December 23, 2008)

4.3
Certificate of Amendment to the Certificate of Incorporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on December 23, 2008)

4.4	Bylaws of the Company (conformed copy) (incorporated by reference to Exhibit 3(ii)(A) to the Company’s Form 8-K filed with the SEC on October 22, 2007)
4.5	Specimen Share of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-KSB (SEC File No. 000-32891) filed with the SEC on March 22, 2002)
4.6	Specimen Share of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-KSB (SEC File No. 000-32891) filed with the SEC on March 22, 2002)
4.7
Rights Agreement, dated as of March 18, 2004, between 1st Constitution Bancorp and Registrar and Transfer Company, as Rights Agent, (incorporated by reference to Exhibit 4.5 to the Company’s Form 8-A12G (SEC File No. 000-32891) filed with the SEC on March 18, 2004)

4.8	1st Constitution Bank 401(k) Retirement Savings Plan - Adoption Agreement
4.9	1st Constitution Bank 401(k) Retirement Savings Plan - Basic Plan Document
5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of ParenteBeard LLC

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney (included on signature page hereto)